SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              FORM 15-12G


     Certification and Notice of Termination of Registration
Under Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

           Commission File Number    0-10506

                           Big B, Inc.
      (Exact name of registrant as specified in its charter)

                         2600 Morgan Road
                        Bessemer, AL 35023
                          (205) 424-3421
       (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive
                             offices)

                 6-1/2% Convertible Subordinated
                  Debentures Due March 15, 2003
     (Title of each class of securities covered by this Form)

                               None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
    Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
    Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
    Rule 12h-3(b)(1)(i)  [X]


        Approximate number of holders of record as of the certification or notice date: 13

     Pursuant to the requirements of the Securities Exchange
Act of 1934, Big B, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 24, 1996              By:  /s/ Jack A. Staph
                                          --------------------
                                          Name:  Jack A. Staph
                                          Title: Vice President
                                                 and Secretary